Exhibit 10.14

DESIGN THERAPEUTICS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of November 22, 2023, (the “Effective Date”) by and between Design Therapeutics, Inc., a Delaware corporation (the “Client”), and Rodney Lappe, Ph.D. (“Consultant”).

Whereas, the Client desires to retain Consultant as an independent contractor to perform consulting services for the Client and Consultant is willing to perform such services, on the terms described below.

Agreement

Now, Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Services and Compensation. Subject to the terms of this Agreement, Consultant agrees to perform the services (the “Services”) set forth in the Project Assignment described in Exhibit A (“Project Assignment”) attached to this Agreement. Client may issue additional Project Assignments to Consultant in a substantially similar form to that set forth in Exhibit A. Consultant will render the services set forth in any such Project Assignment(s) accepted in writing by Consultant, and the Client agrees to pay Consultant the compensation described in each Project Assignment for Consultant’s performance of the Services. Except as otherwise provided in the applicable Project Assignment, Consultant will be free of control and direction from the Client (other than general oversight and control over the results of the Services), and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, Client may, in its discretion, make certain of its equipment or facilities available to Consultant at Consultant’s request. While on the Client’s premises, Consultant agrees to comply with Client’s then-current access rules and procedures, including those related to safety, security and confidentiality. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Client advised as to Consultant’s progress in performing the Services under a Project Assignment.
2.
Confidentiality.
2.1
Definitions. “Confidential Information” means all data, information, technology and inventions (including without limitation trade secrets, technical information, business forecasts and strategies, formulations, marketing plans, customer and supplier lists, personnel information, financial data, samples and specimens, and proprietary information of third parties provided to Client in confidence) relating to the Client or its products, product concepts, technologies, business, financial, marketing, research, non-clinical, clinical or regulatory affairs,

1.

DSGN Consulting Agreement_Revised 4/21

manufacturing processes and procedures, or those of any other third party, from whom the Client receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of the Client, either directly or indirectly, or obtained or observed by Consultant while providing Services, and the Services to be provided by Consultant hereunder. Confidential Information does not include (a) information that is now in the public domain or subsequently enters the public domain and is generally available without fault on the part of Consultant; (b) information that is presently known by Consultant from Consultant’s own sources as evidenced by Consultant’s prior written records; or (c) information disclosed to Consultant by a third party legally and contractually entitled to make such disclosures.
2.2
Nonuse and Nondisclosure. Consultant, during or subsequent to the term of this Agreement, (a) has not used and will not use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Client and (b) has not disclosed and will not disclose the Confidential Information to any third party. Consultant agrees that, as between the Client and Consultant, all Confidential Information will remain the sole property of the Client. Consultant also agrees to take all necessary and reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. If during the provision of Services hereunder, Consultant receives, observes or otherwise comes into possession of information that is protected by privacy laws in any country, including without limitation, the Health Insurance Portability and Accountability Act of 1996 (as may be amended from time to time) in the US or the General Data Protection Regulation 2016/679 in the EU, the parties agree that such information is the Confidential Information of Client, and Consultant agrees to fully comply with such laws, including without limitation, maintaining the confidentiality of any protected information. Without the Client’s prior written approval, Consultant may disclose the existence, but not the terms, of this Agreement to third parties. Anything to the contrary notwithstanding, Consultant may also disclose Confidential Information to the extent such disclosure is required by a court of competent jurisdiction and provided that Consultant promptly notifies the Client of such requirement. Consultant acknowledges that the use or disclosure of Confidential Information without the Client’s express written permission will cause the Client irreparable harm and that any material breach or threatened material breach of this Agreement by Consultant will entitle the Client to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
2.3
Third-Party Confidential Information. Consultant recognizes that the Client has received and in the future may receive from third parties their confidential or proprietary information subject to a duty on the Client’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Client and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Services for the Client

2.

consistent with the Client’s agreement with such third party, unless otherwise authorized by such third party.
2.4
Return of Property. Consultant agrees to keep all Client property at Consultant’s premises unless otherwise agreed by Client in writing. Upon the termination of this Agreement, or upon the Client’s earlier request, Consultant will deliver to the Client all of the Client’s property, equipment, Materials (as defined below) and documents, together with all copies thereof, that were previously given to Consultant, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control, and Consultant agrees to certify in writing that Consultant has fully complied with this obligation.
3.
Ownership.
3.1
Assignment. Consultant agrees that all patents and patentable materials, copyrights and copyrightable material, notes, records, drawings, designs, techniques, programs, processes, procedures, methods, inventions, ideas, discoveries, enhancements, modifications, know-how, improvements, developments, deliverables, trade secrets, mask work, data, formulae, other works of authorship, developmental or experimental work and information of every kind and description conceived, generated, made, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term and in the course of performing Services under this Agreement (collectively, “Inventions”), are, as between the Client and Consultant, the sole and exclusive property of the Client. Consultant agrees to disclose such Inventions promptly to the Client. Consultant hereby irrevocably assigns all of Consultant’s right, title and interest (including all intellectual property rights) in and to any such Inventions to the Client, without royalty or any other consideration. Consultant further agrees to execute all applications, assignments or other instruments reasonably requested by Client in order for Client to establish Client’s ownership of such Inventions and to obtain whatever protection for such Inventions, including copyright and patent rights in any and all countries on such Inventions as Client shall determine.
3.2
Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” arising out of its performance of the Services that cannot be assigned, Consultant hereby unconditionally and irrevocably grants to Client an exclusive (even as to Consultant), transferable, worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display such rights in any medium or format, whether now known or later developed. In the event that Consultant has any rights arising out of its performance of the Services that cannot be assigned or licensed, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Client or Client’s customers or licensees.
3.3
Further Assurances. Consultant agrees to assist the Client, or its designee, in every reasonable way to secure the Client’s rights in Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Client of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the

3.

Client may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Client, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.
3.4
Pre-Existing Intellectual Property. Subject to Section 3.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (a) Consultant will inform the Client in writing and obtain Client’s written consent as stated below before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (b) whether or not such written consent is obtained, Consultant hereby grants the Client a transferable, nonexclusive, royalty-free and paid up, perpetual, irrevocable, worldwide and fully sub-licensable license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Client’s prior written permission. Notwithstanding anything to the contrary contained herein, in no event will Consultant incorporate into any Invention developed under this Agreement any software code licensed under the GNU GPL or LGPL or any similar hereditary (i.e., “copyleft”) “open source” license.
3.5
Physical Materials. If physical samples, compounds, substances and/or other materials (collectively, the “Materials”) are provided by Client to Consultant hereunder, such Materials are provided “as-is” and Consultant agrees it shall not use such Materials or any information directly or indirectly derived therefrom, for any purpose other than the provision of Services and generation of deliverables to Client hereunder. Consultant shall not file, prosecute or support in any country any patent application which claims or uses such Materials. Consultant shall not conduct any analysis of, reverse engineer or decompile any Materials, other than such analyses as are specifically authorized by Client in a Project Assignment. Consultant shall not transfer or make available the Materials to any individual not directly involved in the Services without Client’s prior written consent and Consultant shall not destroy any Materials until it has obtained Client’s prior written permission to do so.
3.6
Obligation to Keep Client Informed. During the period of Consultant’s performance of Services and for six (6) months after termination of this Agreement, Consultant agrees to promptly disclose to the Client fully and in writing all Inventions authored, conceived or reduced to practice by Consultant, either alone or jointly with others. In addition, Consultant agrees to promptly disclose to the Client all patent applications filed by Consultant or on Consultant’s behalf within a year after termination of this Agreement.
3.7
Attorney-in-Fact. Consultant agrees that, if the Client is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents, mask work or copyright registrations covering the Inventions assigned to the Client in Section 3.1, then Consultant hereby irrevocably designates and appoints

4.

the Client and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.
4.
Representations and Warranties & Consultant’s Business.
4.1
General. Consultant represents and warrants to Client that: (a) Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement will not and does not conflict with any agreement, arrangement or understanding, written or oral, to which Consultant is a party or by which Consultant is bound, and (b) the Services will be performed in a professional manner and in accordance with the industry standards and the deliverables will comply with the requirements set forth in the applicable Project Assignment, and (c) Consultant will not rely on or use any resources of his/her institution or any third party in any manner that may impair his/her ability to comply with the obligations set forth in Section 3.1.
4.2
Debarment. Consultant hereby represents and warrants that it is not under investigation by the U.S. Food and Drug Administration or other regulatory authorities for debarment action, and that it has not been debarred under the provisions of 21 U.S.C. §335a (“Debarred”). In the event that during the term of this Agreement Consultant becomes Debarred, or receives notice of action or threat of action to have Consultant Debarred, Consultant agrees to notify Client immediately. In either such event, Client will have the right to terminate this Agreement upon written notice to Consultant. Consultant further represents and warrants that it has not used, and covenants that it will not use, in any capacity, the services of any individual, corporation, partnership, institution or association which has been Debarred. In the event Consultant becomes aware that any individual, corporation, partnership, institution or association providing services to Consultant becomes Debarred, or has received notice of action or threat of action to have such entity Debarred, Consultant will notify Client immediately, in which event Client will have the right to terminate this Agreement upon written notice to Consultant.
5.
Reserved.
6.
Termination.
6.1
Termination. The term of this Agreement shall commence as of the Effective Date and continue for a period of one (1) year (the “Term”), and shall automatically renew for successive one (1) year terms unless a party shall provide notice of its intent to terminate this Agreement as provided below. The Client may terminate this Agreement at its convenience and without any breach by Consultant upon ten (10) days prior written notice to Consultant. Consultant may terminate this Agreement at any time upon sixty (60) days prior written notice to the Client. The Client may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement or any other agreement between the Client and Consultant.

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6.2
Survival. Upon expiration or termination of this Agreement, all rights and duties of the Client and Consultant toward each other shall cease except:
(a)
The Client will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Client prior to the termination date and related expenses, if any, submitted in accordance with the Client’s policies and in accordance with the provisions of Section 1 of this Agreement; and
(b)
Sections 2, 3, 4, 6.2, and 7 through 10 will survive termination of this Agreement.
7.
Independent Contractor; Benefits; Taxes.
7.1
Independent Contractor. Consultant’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between Client and any of Consultant’s employees or agents. Consultant (a) is not the agent of the Client and (b) is not authorized to make any representation, contract, or commitment on behalf of the Client.
7.2
Benefits. The Client and Consultant agree that Consultant (if Consultant is an individual) and Consultant’s employees will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing, equity or retirement benefits. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Client, or any affiliate of Client, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by Client.
7.3
Taxes and Withholdings. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-NEC with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, Client will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf.

6.

8.
Nonsolicitation; Non-Disclosure.
8.1
Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement, Consultant will not, without the Client’s prior written consent, directly or indirectly, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Consultant’s engagement by the Client was, an employee, consultant, contractor, partner, supplier of the Client or its affiliates, to leave or otherwise stop doing business with the Client.
8.2
Non-Disclosure. Consultant agrees that without the prior written consent of the Client, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the services to be performed by Consultant hereunder or otherwise utilize the name of the Client or any of its affiliates for any advertising or promotional purposes.
9.
Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Client or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to his or her satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.
10.
Miscellaneous.
10.1
Governing Law. This Agreement will be governed in all respects by the laws of the United States of America and by the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.
10.2
Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s assignees.
10.3
Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.
10.4
Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

7.

10.5
Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given as indicated: (a) if delivered personally, upon delivery; (b) by commercial messenger or overnight courier service, upon written verification of receipt; or (c) when mailed by U.S. registered or certified mail (return receipt requested), upon verification of receipt. Notices will be sent to the addresses set forth below or such other address as either party may specify in writing.

If to the Client, to:

Design Therapeutics, Inc.
6005 Hidden Valley Road, Suite 110 Carlsbad, CA 92011 Attn: Legal Department

If to Consultant, to:

The address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Client.

10.6
Nature of Services. The Client acknowledges that Consultant’s role is advisory in nature. The Client is therefore free, in its sole discretion to accept, modify, or reject Consultant’s recommendations or any work product resulting from the provision of Services as described herein. The Client shall be solely responsible for the consequences, direct or indirect, of any such decision by the Client.
10.7
Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the Client. The waiver by a party of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.
10.8
Injunctive Relief for Breach; Attorneys’ Fees. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate). In any court action that is brought under this Section 10.8, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.
10.9
Further Assurances. Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
10.10
Severability. If any provision of this Agreement is found to be illegal, invalid or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

8.

10.11
Securities Laws. Both parties understand and acknowledge that United States securities laws prohibit any person who has material non-public (“inside”) information about a company from purchasing or selling securities of such company, and prohibits communicating such material non-public information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company. The parties further acknowledge that any Confidential Information exchanged during the course of Consultant’s work under this Agreement may constitute material non-public information, and the parties agree to comply with Unites States securities laws governing the use of such information.
10.12
Counterparts and Facsimiles. This Agreement may be executed electronically or via facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Electronic or facsimile signatures shall be deemed original signatures for all purposes.

[Remainder of Page Intentionally Left Blank]

9.

In Witness Whereof, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT		design therapeutics, Inc.

By:	/s/Rodney Lappe	By:	/s/Sean Jeffries
Name:	Rodney Lappe, Ph.D.	Name:	Sean Jeffries, Ph.D.
		Title:	Chief Operating Officer

Address for Notice:

[Signature Page to Consulting Agreement]

137981413 v2

EXHIBIT A

Project Assignment Under Consulting Agreement

Project:

Consultant will render such services as Client may from time to time request, including, without limiting the generality of the foregoing:

Provide general advice with respect to Client’s research and development efforts

Consultant’s main contact on the project is: Pratik Shah, PhD.

Fees And Reimbursement:

A.
Fee:

Cash Fee: None

Equity Compensation: Pursuant to Client’s 2021 Equity Incentive Plan (the “Plan”), Client shall grant Consultant an option to purchase shares of Client’s common stock at the fair market value as determined by the Board of Directors of Client as of the date of grant (the “Option”). The number of shares subject to the Option will be the lower of (i) the number that results in a grant date fair value of the option equal to, as near as possible, $119,000, using Black-Scholes option pricing formula at the time of grant and (ii) 100,000 shares. Provided that Consultant remains in Continuous Service (as defined in the Plan) of Client through each applicable vesting date, 25% of shares underlying the Option will vest twelve months after November 1st, 2023, with the remaining shares vesting in equal monthly installments thereafter over the next 36 months, until either the Option is fully vested or the provision of Services under this Agreement ends, whichever occurs first. The Option will be subject to the terms and conditions of the Plan and the Consultant’s stock option agreement thereunder.

B.
As approved in advance by Client in writing, Client will reimburse Consultant for all reasonable and documented expenses incurred by Consultant in performing the Services pursuant to the Agreement.

Consultant will invoice Client monthly for services and expenses and will provide such reasonable receipts or other documentation of expenses as Client might request, including copies of time records.

Payment terms: net 30 days from receipt of invoice. Client will be invoiced on the first day of each month for services rendered and expenses incurred during the previous month.